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                                                                       EXHIBIT 5

                                January 6, 2000

WWW Holdings, Inc.
3100 New York Drive
Pasadena, California  91107

      REGISTRATION STATEMENT ON FORM S-4 RELATED TO THE MERGER OF EARTHLINK
                 NETWORK, INC. AND MINDSPRING ENTERPRISES, INC.
                        WITH AND INTO WWW HOLDINGS, INC.

Ladies and Gentlemen:

         We have acted as counsel to WWW Holdings, Inc., a Delaware corporation ("Holdings"), in connection with the preparation and filing of a Registration Statement on Form S-4 (the "Registration Statement") relating to the issuance of shares of common stock, Series A Convertible Preferred Stock, Series B Convertible Preferred Stock and Series C Convertible Preferred Stock of Holdings (collectively, the "Holdings Stock"), the surviving corporation in connection with the merger of EarthLink Network, Inc., a Delaware corporation ("EarthLink") and MindSpring Enterprises, Inc., a Delaware corporation ("MindSpring") with and into Holdings pursuant to an Agreement and Plan of Reorganization, dated September 22, 1999 (the "Agreement").

         In rendering this opinion, we have examined such corporate records, other documents, certificates and other instruments and we have reviewed such matters of law as we have deemed necessary or appropriate to enable us to render the opinions expressed below. As to any facts material to our opinions expressed below, we have relied upon the representations and warranties of the various parties to the Agreement and certificates of corporate officers of such parties to the Agreement. In rendering the opinions expressed below, we have assumed (i) the authenticity and conformity to the original documents of all documents submitted to us as certified, conformed, facsimile or photographic copies, and the genuineness of all signatures on all documents, and (ii) the correctness and completeness of all documents and certificates of all public officials.

         Based on the foregoing, we are of the opinion that the Holdings Stock is legally authorized and, when the Registration Statement has been declared effective by order of the Securities and Exchange Commission and the Holdings Stock has been issued and paid for upon the terms and conditions set forth in the Registration Statement, the Holdings Stock will be validly issued, fully paid and nonassessable.

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         We hereby consent to the use of this opinion as an exhibit to the
Registration Statement and to the reference to this firm under the heading "Legal Matters" in the proxy statement/prospectus contained within the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933 or the rules and regulations promulgated thereunder by the Securities and Exchange Commission.

                                            Very truly yours,

                                         /s/ Hunton & Williams